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                                                                    EXHIBIT 10.3



                              EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT ("Agreement") entered into as of the 1st day of January, 1999 by and between MED/WASTE, INC., a Delaware corporation (the "Company"), and GEORGE MAS ("MAS").

                                R E C I T A L S:

               A. The Company is engaged in the medical waste management business (the "Business");

               B. The Company desires to employ MAS as Vice President of Finance and Chief Financial Officer on the terms and condition herein; and

               C. The Company believes that it is in the best interest of the Company to assure MAS of a secure minimum compensation and to diminish the inevitable distraction of MAS that may result in the event of the possibility, threat or occurrence of a Change of Control (as defined below) by providing for certain compensation arrangements upon a Change of Control.

               NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

               1. RECITATIONS. The above recitations are true and correct and are incorporated herein by this reference.

               2. POSITION OF EMPLOYMENT.

                  2.1. Employment Position. The Company hereby continues to employ MAS as Vice President of Finance and Chief Financial Officer of the Business during the term set forth in this Agreement. MAS shall continue to perform such duties as are usually performed by a vice president/chief financial officer of a business similar in size and scope as the Company and such other reasonable additional duties as may be prescribed from time to time by the Company's Board of Directors which are reasonable and consistent with the Company's operations, taking into account MAS's education, expertise and job responsibilities. MAS shall report to the President of the Company or such other officer as determined appropriate in the discretion of the Board of Directors. All actions of MAS shall be subject and subordinate to the review and approval of the Board of Directors and all committees thereunder.

                  2.2. Devotion of Time. During the term of this Agreement, MAS agrees to devote full time and attention during normal business hours to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to MAS and to use reasonable best efforts to perform faithfully and efficiently such responsibilities. During this Agreement, it shall not be a violation of this Agreement for MAS to (i) serve on corporate, civic or charitable boards or committees; or (ii) manage personal investments, so long as such activities do not interfere with the performance of MAS's responsibilities with the Company and which companies are not in competition with the Company.


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                  2.3. Location of Employment. Unless otherwise agreed by MAS,
MAS's principal place of employment shall be in within Dade, Broward or Palm Beach County, Florida at such locations and facilities determined by the Board of directors.

               3. TERM OF EMPLOYMENT.

                  3.1. Term of Employment. This Agreement shall begin as of the date hereof (the "Commencement Date") and shall end at the end of one year thereafter, subject to automatic extension or earlier termination as otherwise set forth in this Agreement. Notwithstanding anything herein to the contrary, upon the effective date of a Change of Control as defined in Section 3.6 herein, the Term of this Agreement shall automatically convert to a two (2) year term, with the Commencement Date of the two (2) year term to be the effective date of the Change of Control.

                  3.2. Termination by the Company for Cause. The Company may terminate MAS's employment effective upon written notice, if such termination is for "Cause." For purposes of this Agreement, "Cause" is defined as:

                       3.2.1. death of MAS;

                       3.2.2. a material default or breach by MAS of any of the provisions of this Agreement;

                       3.2.3. failure to follow reasonable and lawful directives of the Company's Board of Directors, which are consistent with MAS's job responsibilities and performance;

                       3.2.4. actions by MAS constituting fraud, embezzlement or dishonesty which result in a conviction of a criminal offense not overturned on appeal;

                       3.2.5. intentionally furnishing false, misleading, or omissive information to the Company's Board of Directors or any committee thereof;

                       3.2.6. actions constituting a breach of the confidentiality of the Business and/or trade secrets of the Company which is materially detrimental to the Company;

                       3.2.7. the commission of an act by MAS involving moral turpitude;

                       3.2.8. intoxication by alcohol or drugs during the performance of duties on more than one occasion; or

                       3.2.9. in the event that MAS shall become mentally or physically disabled (as hereinafter defined) so as to be unable to perform his duties for a period of thirty (30) days. During such disability and prior to termination, MAS shall continue to receive his Base Salary and other compensation and benefits herein. Disability for the purposes herein shall be the inability of MAS to perform his duties as determined by an independent physician mutually chosen by the Company and MAS.


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Upon termination for Cause, the Company shall not be liable for any further compensation or benefits following the effective date of termination other than accrued Base Salary.

                  3.3. Termination Without Cause. The Company shall have the right to terminate this Agreement without Cause on thirty (30) days written notice, subject to payment by the Company of the Termination Payment described in Section 4.5 herein; provided however, that if the Company terminates this Agreement in accordance with this Section 3.3 following a Change of Control (as defined in Section 3.5 herein), the Company shall pay to MAS the Severance Payment described in Section 4.6 herein.

                  3.4. Termination by MAS. MAS may terminate this Agreement upon thirty (30) days written notice after a material default of this Agreement by the Company, which default is not cured within the thirty-day notice period. Such notice shall set forth in reasonable detail the facts underlying the default. If MAS terminates this Agreement under this Section 3.4 prior to a Change of Control, MAS shall be entitled to severance equal to three (3) months Base Salary. If MAS terminates this Agreement under this Section 3.4 following a Change of Control, MAS shall be entitled to the Severance Payment as provided in
Section 4.6.

                  3.5. Change of Control. Change of Control is defined for the purposes of this Agreement as any of the following acts:

                       3.5.1. The acquisition by any person, entity or "group" within the meaning of ss. 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty (50%) percent or more of either the then outstanding shares of the Company's common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                       3.5.2. If the individuals who serve on the Company Board of Directors as of the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any person who becomes a director subsequent to the Commencement Date whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then compiling the Incumbent Board shall be for purposes of this Agreement considered as if such person was a member of the Incumbent Board; or

                       3.5.3. Approval by the Company's stockholders of (i) a merger, reorganization or consolidation whereby the Company's shareholders immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the combined voting power entitled to vote generally in the election of directors of the surviving entity's then outstanding voting securities; or (ii) liquidation or dissolution of the Company; or (iii) the sale of all or substantially all of the assets of the Company.

               Upon the effective date of a Change of Control, this Agreement shall automatically be extended for a period of two (2) years commencing such date.



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                  3.6. Automatic Extension. Prior to a Change of Control, this
Agreement shall be automatically extended for successive one (1) year periods at the end of the initial or extended terms, unless either party provides written notice of termination to the other party at least thirty (30) days prior to the expiration of the initial or such extended term, respectively. In the event that the Agreement is not renewed by the Company at the end of the first year of employment, MAS shall be entitled to receive a severance payment equal to three
(3) months of Base Salary and the Bonus payable in accordance with the terms hereof, payable in three equal monthly installments on the first day of each month commencing on the first day of the month following non-renewal.

               4. COMPENSATION AND BENEFITS.

                  4.1. Salary. For the first year of the term of this Agreement, Company shall pay to MAS, a base salary at a total annual rate of $115,000 (the "Base Salary"), payable in cash. Base Salary shall be paid in accordance with normal payroll procedures adopted by the Company for its employees from time to time.

                  4.2. Cost of Living Increase. MAS's Base Salary shall be automatically increased on January 1 of each year (the "Yearly Cash Increase") by the greater of (i) five (5%) percent, or (ii) the percentage increase, if any, of the consumer price index for Urban Wage Earning and Clerical Workers (Greater Metropolitan Miami Area, all items) issued by the Bureau of Labor Statistics of the U.S. Department of Labor using the year 1967 as a base of 100 (the "Index"). In the event the Index ceases to be published during the term of this Agreement or any extension thereof, the parties shall use a mutually acceptable comparable statistical index on the cost of living in the United States as shall then be computed and published by an agency of the United States. The Company Board of Directors shall have the discretion to grant increases of Base Salary in excess of the amount provided herein.

                  4.3. Bonus. At the end of each year during the term hereof, MAS shall be entitled to a bonus in the amount of $10,000, payable by March 31, of the next succeeding year. In addition, MAS shall be entitled to such bonuses or incentive compensation as maybe determined from time to time by the Company's Board of Directors in its sole discretion. The Company's Board of Directors or any committee thereof may establish an incentive bonus plan for MAS which would establish targeted profit and revenue levels, as well as other goals. The Board shall have the full and complete discretion in the establishment, if at all, of an incentive bonus plan for any given year or to grant additional or discretionary bonuses to MAS during the term of this Agreement. Nothing set forth herein shall obligate the Company to pay MAS any bonus or incentive compensation.

                  4.4. Stock Options. Upon the execution of this Agreement, MAS shall receive options to purchase 25,000 shares of common stock pursuant to the Company's 1993 Employee Stock Option Plan. Such options shall have a term of five (5) years and shall have an exercise price equal to the closing sale price of the Company's common stock on January 4, 1999 as reported by NASDAQ. Of such options, 8,250 shall vest immediately upon grant; provided however, such options shall not be exercisable for a period of six months. The balance of such options shall vest on January 4, 2000. In the event of a change of control, MAS shall receive an option to purchase an additional 25,000 shares of common stock on identical terms as the grant discussed above; provided however, that all such options shall vest immediately upon a change




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of control. MAS shall be eligible from time to time to receive grants of stock options, under a stock option plan or otherwise, in such amounts and at such times as determined by the Board of Directors or any committee thereof.

                  4.5. Termination Payment. In the event MAS's employment is terminated, prior to a Change of Control, in accordance with Section 3.3, MAS shall receive a termination payment ("Termination Payment") equal to the sum of
(a) the Base Salary payments MAS would have received had his employment continued for the remaining term of this Agreement; and (b) nine months' Base Salary in effect at the time of termination; provided however, if this Agreement is terminated in the first year of employment, MAS shall be entitled to three months Base Salary , plus a prorated portion of the Bonus payable in Section 4.2 herein. The Termination Payment shall be payable in twelve (12) monthly installments on the first day of each month commencing the month following termination, for a period of twelve (12) months (the "Termination Period").

                  4.6. Change of Control Severance Payment. In the event that MAS's employment is terminated following a Change of Control, MAS shall be entitled to the Severance Payment equal to two (2) times his existing Base Salary, plus the bonus payable in accordance with section 4.2 herein. The Severance Payment shall be payable in twelve (12) monthly installments on the first day of each month commencing the month following termination, for a period of twelve (12) months.

                  4.7. Additional Benefits.

                       4.7.1. Vacation. MAS shall be entitled to a minimum of three (3) weeks paid vacation during each twelve-month period during the term of this Agreement; provided however, no vacation may be taken during the first six months of this Agreement, nor may any vacation period extend longer than fourteen (14) consecutive days. Any vacation not taken, will not be paid in cash and will not cumulate from year to year. In addition, MAS shall be entitled to paid time off for the same holidays as other employees of the Company as established by the Company's Board of Directors.

                       4.7.2. Automobile Expenses. During the term of this Agreement, the Company shall pay to MAS an automobile expense allowance of $500 per month. Such automobile allowance shall be inclusive of insurance, gasoline, maintenance, depreciation and all other expenses for MAS's personal automobile.

                       4.7.3. Reimbursement of Expenses. MAS shall be reimbursed by the Company for all Business expenses which are reasonably incurred by MAS in the performance of his duties under this Agreement. All travel expenses shall be incurred and reimbursable in accordance with policy established by the Board of Directors.

                       4.7.4. Participation in Employee Benefit Plans. MAS shall be entitled to participate, subject to eligibility and other terms generally established by the Company's Board of Directors, in any group hospitalization, health, disability, profit sharing and pension, and other benefit plans, as may be adopted or amended by the Company from time to time. The Company shall pay the premiums on all health and dental insurance for MAS and each of his dependents during the term hereof.



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               5. REPRESENTATIONS BY MAS. MAS hereby represents to the Company that he is physically and mentally capable of performing his duties hereunder and he has no knowledge of any present or past physical or mental condition which would cause him not to be able to perform his duties hereunder.

               6. CONFIDENTIALITY AND NON-DISCLOSURE OF INFORMATION.

                  6.1. Confidentiality. MAS shall not, during the term of this Agreement or at anytime thereafter, divulge, furnish or make accessible to anyone without Company's prior written consent any knowledge or information with respect to any confidential or secret aspect of the Business, including but not limited to: the Company's costs; supplier's names, pricing and terms; customer names, addresses and telephone numbers; billing procedures and pricing of purchases; the Company's Business techniques, computer programs and printouts; identity of prospective patients; confidential information disclosed by the Company's customers to the Company; the Company's banking relationships, including the extent and terms of lines of credit and borrowing costs; or other information concerning the Business or its employees.

                  6.2. Ownership of Information. MAS recognizes that all records, customer lists, supplier lists, material cost data, files, correspondence with customers and suppliers of material and services, computer printouts, contracts, reports, notes, business plans, compilations of other recorded matter, and copies or reproductions thereof, relating to the Company's operations and activities and other information relating to the Company's customers and suppliers, made or received by MAS in the course of his employment are the exclusive property of the Company and MAS holds and uses same as trustee for the Company and subject to the Company's sole control and will deliver same to the Company at the termination of his employment, or earlier if so requested by the Company in writing. All of such information which if lost or used by MAS outside the scope of his employment could cause irreparable and continuing injury to the Company's Business for which there may not be an adequate remedy at law.

               7. RESTRICTIVE COVENANT. As an inducement to cause the Company to enter into this Agreement, MAS covenants and agrees that during his employment and, for a period of twelve (12) months after he ceases to be employed by the Company, regardless of the manner or cause of termination:

                  7.1. Restriction. MAS will not be an employee, agent, director, stockholder or owner (except of not more than a controlling interest in the voting securities of any publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any Business, firm, proprietorship, corporation, partnership, association, entity or venture engaged in the provision of services or supplies similar to the Business (a "Competing Business") within Dade, Broward of Palm Beach Counties.

                  7.2. Solicitation of Business. MAS will not initiate any contact with, call upon, solicit business from, sell or render services to any customer of the Company with respect to a Competing Business in the Restricted Area or purchase from any supplier or potential supplier any materials for same and MAS shall not directly or indirectly aid or assist any other person, firm or corporation to do any of the aforesaid acts.



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                  7.3. Solicitation of Employees. MAS will not directly or
indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant or in any individual or representative capacity for himself or on behalf of any business, firm, corporation, partnership association or proprietorship, initiate contact with or solicit, or directly or indirectly cause others to solicit the employment of any officer, sales person, agent, or other employee of the Company, for the purpose of causing said officer, sales person, agent or other MAS to terminate employment with the Company for the purpose of obtaining employment by a Competing Business.

                  7.4. Material Violation. A violation of Sections 6 or 7 of this Agreement shall constitute a material and substantial breach of this Agreement and shall result in the imposition of the Company's remedies contained in Section 8.

                  7.5. Other Employment. It is understood by and between the parties that the covenants set forth in Sections 6 and 7 are essential elements of this Agreement, and that, but for the agreement of the MAS to comply with such covenants, the Company would not have entered into this Agreement. Such covenants by the MAS shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action MAS may have against the Company whether predicated on this Agreement or otherwise (other than for Termination or Severance Payments), shall not constitute a defense to the enforcement by the Company of these covenants.

                  7.6. Acknowledgment. MAS acknowledges and confirms that the length of the term and geographic restrictions contained in this Agreement are fair and reasonable and not the result of overreaching, duress or coercion of any kind. MAS further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Agreement will not cause any undue hardships, financial or otherwise and that enforcement of this Agreement will not impair MAS's ability to obtain employment commensurate with MAS's abilities and on terms fully acceptable to MAS. MAS acknowledges that MAS will be receiving significant information regarding the Business which MAS has not previously received and would not receive without being employed by the Company. MAS acknowledges and confirms that such information would cause the Company serious injury and loss if used by MAS for the benefit of a competitor.

               8. REMEDIES. MAS hereby acknowledges, covenants and agrees that in the event of a material default or breach by MAS under this Agreement:

                  8.1. Injunctive Relief. The Company would suffer irreparable and continuing damages as a result of such breach and its remedy at law will be inadequate. MAS agrees that in the event of a violation or breach of this Agreement, in addition to any other remedies available to it, Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, without the requirement to prove actual damages or to post any bond or any other security and to any other equitable relief the court deems proper; and

                  8.2. Non-Exclusive Remedy. Any and all of the Company's remedies described in this Agreement shall not be exclusive and shall be in addition to any other remedies which the Company may have at law or in equity including, but not limited to, the right to monetary damages.



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               90 SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. In the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, or articles are determined to be unenforceable and if such invalidity shall be caused by the length of any period of time or the size of any area set forth in any part hereof, such period of time or such area, or both, shall be considered to be reduced to a period or area which would cure such invalidity.

               100 INDEMNIFICATION. The Company hereby indemnifies MAS for any and all liabilities to which he may be subject as a result of his service to the Company as an officer, director, or agent or of any other enterprise in which he serves at the request of the Company, or otherwise as a result of his employment hereunder, including all expenses, including legal fees and costs incurred as a result of any proceedings brought or threatened against MAS, to the fullest extent permitted by law. Counsel's fees, to the fullest extent permitted by law, shall be paid by the Company in advance of any final disposition of a proceeding upon receipt of an undertaking by MAS that he will repay such fees if it is ultimately determined by a court of competent jurisdiction that he is not entitled to indemnification.

               110 SUCCESSORS AND ASSIGNS.

                   11.1. Successors. This Agreement shall be binding upon the parties hereto and their Successors and assigns. For purposes of this Agreement, the term "Successor" of Company shall include:

                         (a) any person or entity, whether direct or indirect,
whether by purchase, merger, consolidation, operation of law, assignment, or otherwise acquires or controls:

                             (i) all or substantially all of the assets of
Company; or

                             (ii) thirty percent (30%) or more of the total
voting securities of the Company, and was not affiliated with or in common control of Company as of the Commencement Date;

                             (iii) through any other Business combination with
or without the consent of Company's shareholders.

                   11.2. Assumption. The Company shall require any Successor to expressly assume and agree to be bound by the terms of this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had occurred. The Company shall be in material breach of this Agreement if any such successor fails to expressly assume or otherwise agree to guaranty performance of this Agreement to the extent the Company was obligated prior to any succession.

                   11.3. Assignment. Except as expressly stated in Section
11.1 above, this Agreement shall be non-assignable by either the Company or MAS without the written consent of



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the other party, it being understood that the obligations and performance of this Agreement are personal in nature.

               120 NOTICE. Any notices or other communications to any party pursuant to or relating to this Agreement must be in writing and shall be deemed to have been given or delivered when (i) hand-delivered, (ii) mailed through the U.S. Postal Service via certified mail, return receipt requested, postage prepaid, or (iii) through a nationally recognized overnight courier, or (iv) via facsimile, to the party at their addresses below:

               MAS:
                                 ----------------------------------------------
                                 ----------------------------------------------
                                 ----------------------------------------------

               The Company:      MED/WASTE, INC.
                                 6175 N. W. 153rd Street, Bay Suite 324
                                 Miami Lakes, Florida 33014
                                 Attention: Daniel A. Stauber

               with a copy to:   BRYAN W. BAUMAN, ESQ.
                                 Wallace, Bauman, Legon, Fodiman & Shannon, P.A.
                                 1200 Brickell Avenue, Suite 1720
                                 Miami, Florida 33131

or such other address given by such party to the other party at any time hereafter.

               130 ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof.

               140 AMENDMENT. No amendment, waiver or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

               150 BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

               160 WAIVER. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.

               170 CAPTIONS. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions of this Agreement.

               180 ATTORNEYS' FEES. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs, including attorneys' fees and costs incurred on appeal.



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               190 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                        MED/WASTE, INC., a Delaware corporation




                                        By:
                                           -----------------------------------
                                             DANIEL A. STAUBER, President




                                        ---------------------------------------
                                                      GEORGE MAS







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